EXHIBIT 99.1

Utah Medical Products, Inc. Appoints Director and Increases Quarterly Dividend

Contact:  Brian KoopmanNovember 4, 2025

(801) 566-1200

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors has appointed Kevin C. Timken, Esq to its Board of Directors.  Mr. Timken, who served as UTMD’s outside legal counsel for over twenty years prior to his retirement in 2025, graduated with a J.D. degree from the University of Utah College of Law in 1997. The Board believes his robust understanding of the functional and strategic challenges that the Company faces will be integral for continuing UTMD’s future excellent performance.

In addition, the Board of Directors approved a quarterly cash dividend of thirty-one cents ($.31) per share of common stock payable on January 5, 2026 to shareholders of record at the close of business on December 16, 2025.  This is a 1.6% increase over the prior regular quarterly cash dividend.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.